Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION,
October 28, 2005	CONTACT: Robert L. Schumacher
(276) 326-9000
First Community Adopts 10b5-1 Trading Plan
     Bluefield, Virginia – First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com), announced the establishment of a stock trading plan for the Company’s Treasury Shares Repurchase Program. The trading plan was established to facilitate the repurchase of treasury shares, and was adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.
     The trading plan provides for the purchase of up to 5% of the outstanding shares of First Community Bancshares, Inc. common stock, par value $1.00 per share. Under the stock trading plan, shares may be purchased so long as the purchase price is not more than a certain minimum price as set forth by the plan. Purchases pursuant to the stock trading plan may be executed beginning October 28, 2005, and continue until the limits of the plan have been reached or the plan is terminated.
     Rule 10b5-1 permits the adoption of written, pre-arranged stock trading plans, and transactions under this plan will be disclosed by the Company in its 10-Q and 10-K SEC filings.
     First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $1.99 billion bank holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through fifty-three full-service banking locations, six loan production offices, and two trust and investment management offices in the four states of Virginia, West Virginia, North Carolina and Tennessee. First Community Bank, N.A. is also the parent of Stone Capital Management, Inc., a SEC registered investment advisory firm, which offers wealth management and investment advice. First Community Bancshares, Inc.’s common stock is traded on the NASDAQ National Market under the symbol “FCBC.”
DISCLAIMER
     This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

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